Exhibit 6.21

CAPITAL CONTRIBUTION

GUARANTEE AGREEMENT

This Capital Contribution Guarantee Agreement (the “Agreement”) dated as of, October 1, 2018 is entered into by and between American Diversified Energy LLC, a Delaware limited liability company, (the “Company”) and Julio G. Macedo, (“Class E Unit Holder” or “Obligor”).

WITNESSETH

WHEREAS, Julio Macedo is the Class E Unit Holder of the Company and the sole Unit Holder in AD Partners LLC, a Delaware Limited Liability Company, who is the Company’s Manager;

WHEREAS, the Class E Unit Holder is the controlling person of 4 other limited liability companies that partially own, or joint venture with, one or more entities, also owned or controlled by the Class E Unit Holder, in the operation of four Compressed Natural Gas Stations located in Florida, Georgia, and Diamond Bar, California (“CNG Companies”);

WHEREAS, In September, 2018, several investors (“CNG Investors”), some of whom were existing Convertible Note Holders in the Company, expressed an interest in rolling over their quarterly dividend payments in the CNG Companies into an interest in, or an additional interest in, the Company;

WHEREAS, as with the Company’s earlier Convertible Promissory Notes, these Convertible Notes have a maturity date of twenty-four months from their issuance date and are convertible, at any time, at the sole option of the Company into Class A Units of the Company.

WHEREAS, these Convertible Notes will be accrue at the stated rate of interest at ten (10%) percent, with mandatory conversion into Class A Units of the Company at a discounted price of 20% from the Regulation A+ offering price, which is estimated to be $10.00 per Class A Unit, or $8.00, each;

WHEREAS, the formula for the conversion of the Convertible Note is that the aggregate note amount divided by 80% of the price per Unit of the Company’s Class A Units offered to the public in a Regulation A+ offering. This conversion price represents a 20% discount over the Regulation A+ offering price;

WHEREAS, as of October 1, 2018, the Company issued Convertible Notes on the above terms, to fifteen CNG Investors, who elected to roll over their dividends in the CNG Companies into Convertible Notes in the Company, in aggregate amount of $41,780;

WHEREAS, the sum of $33,424, once the Convertible Notes are converted into Class A Units in the Company, will be reflected on the books of the Company as the aggregate Capital Contribution to the Company by the CNG Investors;

WHEREAS, the delivery of the aggregate investment of the CNG Investors in the amount of $25,375 has not yet been received by the Company;

WHEREAS, because the delivery of the aggregate investment of the CNG Investors in the amount of $25,375 has not yet been received by the Company, the Class E Unit Holder has agreed to personally guarantee the obligation to the Company for the Capital Contribution of the CNG Investors;

NOW, THEREFORE, in consideration of the foregoing premises, and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

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ARTICLE I

GUARANTEE OF CLASS E UNIT HOLDER

1.01       The Class E Unit Holder personally guarantees payment of the aggregate Capital Contributions of the CNG Investors to the Company in the amount of $25,374 which, will be paid to the Company no later than the date that the Convertible Notes held by the CNG Investors, have been converted into Class A Units of the Company, in accordance with the terms of the Convertible Notes.

1.02       Until such time that the aggregated Capital Contributions of the CNG Investors has been paid to the Company, the aggregate Capital Contributions of the CNG Investors in the amount of $25,375 will bear interest at the rate of 10% per annum and is the sole obligation of the Class E Unit Holder and is payable not later than September 30, 2019.

1.03       To the extent permitted by law, the Class E Unit Holder waives all defenses, counterclaims or offsets that are legally available to the Class E Unit Holder with respect to the obligations under this Agreement.

ARTICLE II

MISCELLANEOUS

2.01.      Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

2.02.      Severability. In the event that any of the provisions, or portions thereof of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

2.03.      Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

2.04.      Gender. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

2.05.      Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

2.06.      Multiple Counterparts. This Agreement may be executed in duplicate counterparts, including by facsimile signature, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

2.07.     GOVERNING LAW; VENUE. THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE. VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE PROPER ONLY IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA.

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2.08.      Inurement: Assignment. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

2.09.      Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

2.10.      Amendment. This Agreement may be amended only by the unanimous written consent of the parties hereto.

2.11.      Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein. The recitals above are incorporated into this Agreement

2.12.      Execution. Each party to this Agreement hereby represents and warrants to the other party hereto that such party has full power and capacity to execute, deliver, and perform this Agreement, which has been duly executed and delivered by, and which evidences the valid and binding obligation of; such party enforceable in accordance with its terms subject to applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization moratorium, or similar laws affecting the enforcement of creditor’s right’s from time to time in effect and to general principles of equity.

2.13.      Notices. Any notice, consent, waiver, demand, payment, or other communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes (i) if delivered personally to the person; or (ii) if sent by registered or certified mail, postage and charges prepaid. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, or as of the date on which the same was deposited in the United States mail, addressed, and sent as aforesaid (whether or not actually received).

By:	/s/ Julio Macedo
Julio Macedo
An Individual
Class E Unit Holder

American Diversified Energy LLC

By:	/s/ Julio Macedo
Julio Macedo
Manager of AD Partners LLC
Manager

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AMENDMENT

Until such time that the aggregated Capital Contributions of the CNG Investors has been paid to the Company, the aggregate Capital Contributions of the CNG Investors in the amount of $25,375 will bear interest at the rate of 10% per annum and is the sole obligation of the Class E Unit Holder and is payable not later than September 30, 2010.

Dated as of September 29, 2019

By:	/s/ Julio Macedo
Julio Macedo
An Individual
Class E Unit Holder

American Diversified Energy LLC

By:	/s/ Julio Macedo
Julio Macedo
Manager of AD Partners LLC
Manager

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